AMENDMENT FOUR
                                     TO THE
                           FLEET FINANCIAL GROUP, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                               (1996 RESTATEMENT)

1.   Section 3.2 is amended effective August 15, 1999 to read as follows:

     3.2. TERMINATION OF PARTICIPATION. The Chief Executive Officer of the Company may terminate a Participant prospectively for any reason. Any such termination of participation shall not reduce the benefit accrued by the Participant up to the date of termination.

2.   Section 5.4 is amended effective August 15, 1999 to read as follows:

     5.4 VESTING. If a Participant or Beneficiary is not entitled to receive a benefit under the Basic Plan because the benefit is not vested, the Participant or Beneficiary shall also not be entitled to receive benefits under the Plan.

3.   Section 5.5 is added effective August 15, 1999 to read as follows:

     5.5 FORFEITURES. Notwithstanding anything in this Plan to the contrary, any benefits payable to a Participant hereunder may be forfeited, discontinued or reduced prior to a Change of Control, if the Committee determines, in its discretion, based on the advice and recommendation of management, that (i) the Participant has been convicted of a felony, or
     (ii) the Participant has failed to contest a prosecution for a felony, or
     (iii) the Participant has engaged in willful misconduct or dishonesty, any of which is directly harmful to the business or reputation of the Company. Following a Change of Control, a Participant's benefits may be forfeited, discontinued or reduced only if a Participant has been convicted of a felony or has failed to contest a prosecution for a felony.

4.   Article 7 is amended effective August 15, 1999 to read as follows:

     Article 7.  AMENDMENT OR TERMINATION OF PLAN.

     The Plan may be amended or terminated in writing by the Committee or the Company in any manner at any time. Notwithstanding the previous sentence, no such amendment or termination may reduce the amount of a Participant's benefit or his distribution rights related thereto as determined under the provisions of the Plan in effect immediately prior to such amendment or termination, and this second sentence of Article 7 is irrevocable and may not be amended.



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IN WITNESS WHEREOF, this Amendment Four has been adopted by the Human Resources and Planning Committee on the 15th day of August, 1999 and is executed by a duly authorized officer of Fleet Financial Group, Inc.

                                       FLEET FINANCIAL GROUP, INC.


                                       By:   /s/ WILLIAM C. MUTTERPERL
                                           ---------------------------
                                             William C. Mutterperl
                                             Executive Vice President, Secretary
                                               and General Counsel